EXHIBIT 2.1

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (this “Amendment”) is made and entered into as of May 23, 2013, by and among Trio Merger Corp., a Delaware corporation (“Parent”), Trio Merger Sub, Inc., a Delaware corporation (“Merger Sub”), SAExploration Holdings, Inc., a Delaware corporation (the “Company”), and CLCH, LLC, an Alaskan limited liability company (“Stockholder;” Parent, Merger Sub, the Company and the Stockholder, collectively, the “Constituent Corporations”).

RECITALS:

A.         The Constituent Corporations entered into that certain Agreement and Plan of Reorganization as of December 10, 2012 (the “Merger Agreement”), which provides for the merger of the Company with and into Merger Sub, with Merger Sub being the survivor of the merger.

B.         As permitted under Section 10.10 of the Merger Agreement, the Constituent Corporations desire to amend the Merger Agreement to reflect certain changes in the terms of the Merger Agreement, as further described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Constituent Corporations agree as follows:

1.          Merger Consideration. Section 1.5 of the Merger Agreement is hereby deleted in its entirety and the following is substituted in its place and stead:

“1.5.     Merger Consideration; Effect on Capital Stock.

(a)         Merger Consideration. The aggregate consideration to be paid, in accordance with the provisions of Section 1.5(b), to the holders of the capital stock of the Company in exchange for or in connection with their ownership of, as applicable, their capital stock and their rights as such holders (“Merger Consideration”), as more particularly set out in Section 1.5(b), is as follows:

(i)          to the holders of (w) the shares of Company Common Stock, (x) the warrants issued by the Company for the purchase of shares of Company Common Stock (the “Company Warrants”), (y) the Company Exchangeable Shares issued by the Company’s Subsidiary, 1623753 Alberta Ltd. (the “Company Exchangeable Shares;” the Company Exchangeable Shares together with the Company Warrants, the “Company Derivative Securities”), and (z) the restricted stock issued pursuant to the SAE Holdings 2012 Stock Compensation Plan (the “Company Restricted Stock”; the Company Common Stock, Company Derivative Securities and the Company Restricted Stock collectively referred to as the “Company Securities”), in each case, issued and outstanding immediately prior to the Effective Time:

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(A)         6,448,413 shares of common stock, par value $0.0001, of Parent (“Parent Common Stock”) to be issued at the Closing;

(B)         $7,500,000 cash to be paid at the Closing;

(C)         $17,500,000 represented by the note in the form of Exhibit A annexed hereto (“Seller Note”) to be issued by Parent at the Closing; and

(D)         that number of EBITDA Shares (as defined in Section 1.16(d)) to be issued in accordance with Section 1.16; and

(ii)         to the holders of Series A Preferred issued and outstanding immediately prior to the Effective Time, $5,000,000 in cash to be paid at the Closing.

(b)          Conversion of Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent or the Company, all shares of Company Common Stock and Company Restricted Stock will be automatically converted into, and all Company Warrants issued and outstanding immediately prior to the Effective Time will receive the right to in accordance with the terms thereof (in each case subject to Sections 1.5(f) and 1.5(g)), in the order set forth below, the Merger Consideration allocable thereto, as more particularly set forth below. The Company Exchangeable Shares shall be exchangeable for their pro rata portion of the Merger Consideration in accordance with their terms thereof.

All of the Company Securities shall be converted in exchange for the Merger Consideration as and in the order set forth below:

(i)          the amount of cash equal to $7,500,000 (the “Cash Consideration”) in exchange for the number of Company Securities equal to “a”; where “a” is calculated in accordance with the following formula:

“a”	=	Value of Cash Consideration
Outstanding Common Stock Number		Value of Merger Consideration

and thereafter;

(ii)         a Seller Note in the amount equal to $17,500,000 in exchange for the number of Company Securities equal to “b”; where “b” is calculated in accordance with the following formula:

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“b”	=	Value of Seller Note
Outstanding Common Stock Number		Value of Merger Consideration

and thereafter

(iii)        the rights pursuant to Section 1.16 to receive that number of EBITDA Shares for each year with respect to which EBITDA Shares are issuable (the “EBITDA Share Consideration”) in exchange for the number of Company Securities equal to “c”; where “c” is calculated in accordance with the following formula:

“c”	=	Value of EBITDA Share Consideration
Outstanding Common Stock Number		Value of Merger Consideration

and thereafter;

(iv)        6,448,413 shares of Parent Common Stock (the “Share Consideration”) in exchange for the remaining Company Securities.

(v)         As used herein, “Outstanding Common Stock Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including all Company Restricted Stock and all shares of Company Common Stock issuable pursuant to the Company Derivative Securities, but excluding treasury shares and Company Common Stock held by Parent or owned by the Company or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time.

(vi)        For purposes of the formulas above, the value of the Merger Consideration and each element thereof shall be determined as of the Closing by the Company in accordance with GAAP.

(vii)      At Closing the portion of the Share Consideration that constitutes the Escrow Shares (as defined in Section 1.11) shall be deposited in the Escrow Account in accordance with Section 1.11.

(viii)     At Closing, the portions of the Share Consideration remaining after deposit of the Escrow Shares and the Cash Consideration allocable to the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than unvested Company Restricted Stock, shall be delivered to the Exchange Agent to be held and paid as provided in Section 1.6.

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(ix)        At Closing, the portions of the Share Consideration remaining after deposit of the Escrow Shares and the Cash Consideration allocable to the unvested Company Restricted Stock and the Company Derivative Securities shall be delivered to an escrow agent to be mutually agreed upon between Parent and the Representative (the “Merger Consideration Escrow Agent”) pursuant to an escrow agreement to be entered into at Closing among Parent, the Representative and the Merger Consideration Escrow Agent (the “Merger Consideration Escrow Agreement”). The Share Consideration so delivered to the Merger Consideration Escrow Agent shall be issued in the name of the Representative or its designee until such time as the parties hereto and Surviving Corp cause the Merger Consideration Escrow Agent to release the applicable Share Consideration and Cash Consideration from escrow as provided herein. The Merger Consideration Escrow Agent shall hold such consideration pursuant to the terms of The Merger Consideration Escrow Agreement to be paid, and the parties hereto and Surviving Corp shall cause the Merger Consideration Escrow Agent to pay, such consideration as follows:

(A)        As to shares of Company Common Stock issuable pursuant to the Company Exchangeable Shares outstanding immediately prior to the Effective Time, the portions of the Share Consideration and the Cash Consideration allocable to such shares of Company Common Stock shall be paid in accordance with Section 1.5(b) by the Merger Consideration Escrow Agent to each holder of Company Exchangeable Shares upon the conversion of such Company Exchangeable Shares in accordance with their terms.

(B)         As to shares of Company Common Stock issuable pursuant to the Company Warrants outstanding immediately prior to the Effective Time, the portions of the Share Consideration and the Cash Consideration allocable to such shares of Company Common Stock shall be paid in accordance with Section 1.5(b) by the Merger Consideration Escrow Agent to each holder of a Company Warrant upon exercise of such holder’s warrant.

(C)         As to any shares of Company Common Stock that are Company Restricted Stock that are outstanding but not vested immediately prior to the Effective Time:

(1)        The allocable portion of the Share Consideration for such Company Restricted Stock shall be issued in the name of the holder and delivered to the Merger Consideration Escrow Agent; provided that the certificates representing such Share Consideration when issued shall bear an appropriate restrictive legend;

(2)        The allocable portion of the Cash Consideration payable with respect to such Company Restricted Stock shall be paid to the Merger Consideration Escrow Agent; and

(3)        The allocable portion of the Share Consideration and the Cash Consideration shall be delivered to each holder of shares of Company Restricted Stock in the order set forth in Section 1.5(b), as applicable, upon the vesting from time to time of such Company Restricted Stock.

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(x)         At Closing, the Seller Note shall be issued by Parent to the Merger Consideration Escrow Agent, and the parties hereto and Surviving Corp shall cause the Merger Consideration Escrow Agent to either cause (A) the allocable portions of the payments made under such Seller Note to be distributed among the holders of Company Common Stock, including Company Restricted Stock, and Company Derivative Securities, as appropriate, or (B) Trio to reissue the Seller Note as provided in Section 5.26, in each case, in accordance with Section 1.5(b); provided, however, that in the case of Company Restricted Stock and Company Derivative Securities, no payments under a Seller Note shall be distributed to and no Seller Note shall be reissued to a holder of unvested Company Restricted Stock or Company Derivative Securities prior to the time that such Company Restricted Stock or Company Derivative Securities have vested or been exercised or exchanged, as applicable.

(xi)        The EBITDA Share Consideration shall be paid by Parent in accordance with Section 1.5(b) and as and when provided in Section 1.16.

(xii)       Notwithstanding the other provisions of this Section 1.5(b), the Share Consideration, Cash Consideration, the allocable portion of the Seller Note and rights to receive EBITDA Shares that would otherwise be issuable pursuant to this Section 1.5(b) to Persons who hold Dissenting Shares (as defined in Section 1.14(b)) and exercise their dissenters’ rights pursuant to Applicable Law shall not be issued to such Persons (or the Merger Consideration Escrow Agent) and shall be canceled.

(c)          Conversion of Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent or the Company, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and the rights pertaining thereto will be automatically converted into the right to receive $5,000,000 divided by the number of shares of Series A Preferred outstanding immediately prior to the Effective Time.

(d)          Exceptions. The conversions contemplated by Sections 1.5(b) and 1.5(c) shall not apply to or occur with respect to any shares of Company Common Stock or Series A Preferred to be canceled pursuant to Section 1.5(f) or the Dissenting Shares.

(e)          Surrender of Company Certificates. Subject to Sections 1.5(b) and 1.11, (i) the Merger Consideration shall be issued or paid to the holders of certificates representing the shares of Company Common Stock, vested Company Restricted Stock and Series A Preferred (the “Company Certificates”) upon surrender of their respective Company Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8) and (ii) the Merger Consideration shall be issued or paid to the holders of (A) certificates representing the unvested Company Restricted Stock upon surrender of their respective certificates in the manner provided in the Merger Consideration Escrow Agreement, and (B) the Company Derivative Securities upon the due exercise or conversion thereof in accordance with the terms of such securities.

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(f)          Cancellation of Treasury and Parent-Owned Stock. Each share of Company Common Stock and Series A Preferred held by Parent or owned by the Company or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(g)         Adjustments to Exchange Ratios. The number of shares of Parent Common Stock that the holders of Company Common Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, Company Preferred Stock (as defined in Section 2.3) or Parent Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock, Company Preferred Stock or Parent Common Stock occurring on or after the date hereof and prior to the Effective Time; provided there shall not be any adjustment with respect to the Company Dividend.

(h)         No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive, in lieu of such fractional share, one (1) share of Parent Common Stock.

(i)          No Further Ownership Rights in Company Stock. All the shares of Parent Common Stock and other Merger Consideration issued to the holders of Company Common Stock, vested Company Restricted Stock and Series A Preferred upon consummation of the Merger or, in the case of the EBITDA Shares, thereafter issuable, shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Company Common Stock, vested Company Restricted Stock and Series A Preferred and there shall be no further registration of transfers on the records of Surviving Corp of the shares of Company Common Stock, vested Company Restricted Stock or Series A Preferred that were outstanding immediately prior to the Effective Time.

(j)          Required Withholding. Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

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(k)        Merger Consideration Escrow and Company Warrants. The parties hereto agree, and the Merger Consideration Escrow Agreement shall provide, that Parent shall solely be entitled to direct the Merger Consideration Escrow Agent to distribute Merger Consideration to holders of the Company Warrants that are exercised following the Merger in accordance with terms of such warrants, and that the Representative shall not have the authority to take any actions or make any decisions on behalf of such holders of Company Warrants under the Merger Consideration Escrow Agreement, other than the ability to vote the Share Considerationfor such time as the Share Consideration is held by the Merger Consideration Escrow Agent.Notwithstanding anything to the contrary in this Agreement, the Company affirms its obligations under the Company Warrants and, for the avoidance of doubt, no provision of this Agreement is to be construed as conflicting with any of the terms thereof.”

2.         Delivery of Merger Consideration.

(a)        Section 1.6(d) is hereby deleted in its entirety and the following is substituted in its place and stead:

“(d)      At or prior to the Effective Time, Parent shall deposit in trust with the Exchange Agent, the Share Consideration and the Cash Consideration to be issued pursuant to Section 1.5(b)(vii).”

(b)        Section 1.6(f) is hereby deleted in its entirety and the following is substituted in its place and stead:

“(f)      Any shares of Parent Common Stock and other Merger Consideration deposited with the Exchange Agent and not disbursed in accordance with Article I of the Agreement within 180 days after the Effective Time, shall be delivered by the Exchange Agent to the Merger Consideration Escrow Agent, and the Persons entitled to shares of Parent Common Stock and other Merger Consideration in accordance with Article I shall be entitled to look solely to the Merger Consideration Escrow Agent (subject to abandoned property, escheat or other similar Laws) for issuance thereof upon surrender of the Company Certificates held by them. Any shares of Parent Common Stock and other Merger Consideration held by the Merger Consideration Escrow Agent (including Merger Consideration relating to the unvested Company Restricted Stock or Company Derivative Securities) remaining unclaimed as of a date which is immediately prior to such time as such shares and other Merger Consideration would otherwise escheat to or become property of any government entity, or earlier upon the forfeiture, expiration or other termination of the unvested Company Restricted Stock or Company Derivative Securities to which the Merger Consideration relates, shall, to the extent permitted by Applicable Law, become the property of the other holders of the Company Securities pro rata in accordance with the provisions of Section 1.5(b), free and clear of any claims or interest of any Person previously entitled thereto); provided, however, that in the case of Company Restricted Stock and Company Derivative Securities, no such Merger Consideration shall be distributed to a holder of unvested Company Restricted Stock or Company Derivative Securities prior to the time that such Company Restricted Stock or Company Derivative Securities have vested or been exercised or exchanged, as applicable. Neither Parent nor the Exchange Agent will be liable to any Person entitled to payment under Article I for any Merger Consideration that is delivered to a public official pursuant to any abandoned property, escheat or similar Law.”

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3.          Representative. The first sentence of Section 1.12(b) of the Merger Agreement is hereby deleted in its entirety and the following sentence is substituted in its place and stead:

“The Stockholder is hereby appointed by the Company (and by execution of this Agreement hereby accepts such appointment) as the representative of the recipients of the Merger Consideration (the “Representative”), subject to Section 1.5(k),to (i) enter into the Merger Consideration Escrow Agreement to receive that portion of the Merger Consideration set forth in Section 1.5(a) herein in anticipation of the issuance of such Merger Consideration to the holders of the Company Restricted Stock and the Company Derivative Securities as provided in Section 1.5(b) and 1.6(f) and the terms of the Company Derivative Securities, which agreement will provide for the Representativeto (A) direct the distribution of Merger Consideration as such Company Restricted Stock vests and such Company Derivative Securities are exercised or converted, as applicable, and (B) maintain voting power over the Share Consideration issuable upon exercise of the Company Derivative Securities for such time as such Share Consideration is held by the Merger Consideration Escrow Agent, and (ii) take any and all actions and make any decisions required or permitted to be taken by such recipients under this Agreement,the Escrow Agreement or the Merger Consideration Escrow Agreement.”

4.          Treatment of the Company Derivative Securities. Section 1.15 of the Merger Agreement is hereby deleted in its entirety and the following is substituted in its place and stead:

“1.15    Reserved.”

5.          EBITDA Shares.

(a)         Section 1.16(a) is hereby deleted in its entirety and the following is substituted in its place and stead:

“(a)       If, for the fiscal year of Parent ending December 31, 2013, Parent has EBITDA equal to or greater than $46,000,000, Parent shall issue to the holders of Company Securities outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 248,016 shares plus (ii) an amount equal to 248,016 shares multiplied by the fraction the numerator of which is the actual EBITDA for such fiscal year, but not more than $50,000,000, less $46,000,000, and the denominator of which is $4,000,000.”

(b)         Section 1.16(b) is hereby deleted in its entirety and the following is substituted in its place and stead:

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“(b)        If, for the fiscal year of Parent ending December 31, 2014, Parent has EBITDA equal to or greater than $52,000,000, Parent shall issue to the holders of Company Securities outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 248,016 shares plus (ii) an amount equal to 248,016 shares multiplied by the fraction the numerator of which is the actual EBITDA for such fiscal year, but not more than $56,000,000, less $52,000,000, and the denominator of which is $4,000,000.”

(c)          Section 1.16(c) is hereby deleted in its entirety and the following is substituted in its place and stead:

“(c)        In the event that Parent meets one EBITDA target but fails to meet the other EBITDA target as described in Sections 1.16(a) or 1.16(b) but has cumulative EBITDA for the period January 1, 2013 to December 31, 2014 of at least $98,000,000, Parent shall issue to the holders of Company Securities outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 496,032 shares plus (ii) an amount equal to 496,032 shares multiplied by the fraction the numerator of which is the actual aggregate EBITDA for such two fiscal years, but not more than $106,000,000, less $98,000,000, and the denominator of which is $8,000,000, less (iii) the number of EBITDA shares issued with respect to the fiscal year for which the target was met.”

(d)          Section 1.16(f) is hereby deleted in its entirety and the following is substituted in its place and stead:

“(f)         EBITDA Shares shall be issued to the Persons entitled to them, in accordance with the procedures set forth in Section 1.5(b) applicable to the other portions of the Merger Consideration issuable to such Persons, no later than ten (10) days after the date the EBITDA Calculation with respect to which such EBITDA Shares are earned becomes conclusive and binding on the parties.”

6.          Capitalization. The fifth sentence of Section 2.3 of the Merger Agreement is hereby amended to delete the following parenthetical therefrom: “(‘‘Company Derivative Securities”)”.

7.          Defined Terms. Article IX of the Merger Agreement is hereby amended to add the following in alphabetical order:

“‘Cash Consideration’	Section 1.5(b)(i)
‘Company Derivative Securities’	Section 1.5(a)(i)
‘Company Exchangeable Shares’	Section 1.5(a)(i)
‘Company Restricted Stock’	Section 1.5(a)(i)
‘Company Securities’	Section 1.5(a)(i)
‘Company Warrants’	Section 1.5(a)(i)
‘EBITDA Share Consideration’	Section 1.5(b)(iii)
‘Merger Consideration Escrow Agent’	Section 1.5(b)(ix)
‘Merger Consideration Escrow Agreement’	Section 1.5(b)(ix)
‘Share Consideration’	Section 1.5(b)(iv)”

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8.          Parent Schedules. Schedule 3.17 and Schedule 3.19 to the Merger Agreement are hereby supplemented by adding to them the information set forth in Schedule 3.17 and Schedule 3.19 hereto, respectively.

9.          Stockholder Approval. By its execution of this Amendment, the Stockholder, in its capacity as a stockholder of the Company, hereby approves and adopts the Merger Agreement, as amended by this Amendment, and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of the Merger Agreement, as amended by this Amendment, and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of the Stockholder for purposes of the relevant provisions of the DGCL and other Applicable Law.

10.         Ratification; Conflicts. As amended by this Amendment, the parties hereby ratify and confirm the Merger Agreement in all respects, except that if any provision of this Amendment conflicts either expressly or by necessary implication with any provision of the Merger Agreement, this Amendment shall take precedence.

11.        General Provisions.

(a)         Definitions. Capitalized terms used in this Amendment that are not expressly defined herein shall have the meanings assigned to such terms in the Merger Agreement.

(b)         Entire Agreement. As amended by this Amendment, the Merger Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to therein, including the Exhibits and Schedules thereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the letters of intent between Parent and the Company dated October 31, 2012 and November 7, 2012 (except to the extent expressly stated to survive the execution of the Merger Agreement and the consummation of the transactions contemplated thereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in the Merger Agreement).

(c)          Governing Law. This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

(d)          Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

TRIO MERGER CORP.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chairman and Chief Executive Officer

TRIO MERGER SUB, INC.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chairman and Chief Executive Officer

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty
Name: Brian Beatty
Title: CEO/President

CLCH, LLC

By:	/s/ Jeff Hastings
Name: Jeff Hastings
Title: Managing Member

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